                                                                   Exhibit 10.19

                                   FORM OF
                              ARGO-TECH CORPORATION
                     MANAGEMENT INCENTIVE COMPENSATION PLAN

                           [ DATES OF FISCAL YEAR]
--------------------------------------------------------------------------------

                                    OBJECTIVE
                                    ---------

The Management Incentive Compensation Plan is for those Argo-Tech individuals who formulate and/or implement the policies chiefly responsible for the long-term profitable success of their functional areas.

Attaimnent of incentive earnings is based on achieving a minimum of 85% of Operating or Free Cash Flow projections shown in the base case operating model or its successor in future years. No incentive earnings will be paid if ATC fails to achieve the minimum on at least one of these criteria.

                                 ADMINISTRATION
                                 --------------

The funding and overview of the Plan is vested in the Compensation Committee of the Board of Directors. The documentation and record keeping will be maintained jointly by the Chief Financial Officer (CFO) and the VP of Human Resources.

New membership, changes, modifications or exceptions to the Plan should be made by the Chief Executive Officer (CEO), with written notification to the Compensation Committee and the Chairman of the Board. In no instance is the CEO authorized to exceed the funding amount or modify the plan set by the Compensation Committee. The decisions of the Committee will be considered final.

                                   ELIGIBILITY
                                   -----------

In determining eligibility for membership in the Plan, the individual must have been an Argo-Tech employee or a retired ATC employee formerly active in the plan and with an approved consulting agreement for at least a three-month period immediately preceding entry to the Plan.

                                   TERMINATION
                                   -----------

An executive who is terminated from the payroll will receive or be denied immediate payments as follows:

A. An executive terminating due to normal retirement, (except as covered under the above eligibility paragraph), early retirement with the consent of the Company, death, partial or total disability retains shares granted for the period of the Plan and earns incentive compensation pro rata to the year's reflecting the period of active employment.

B. An executive who terminates for any other reason, whether initiated by the Company or the executive, shall forfeit all share participation.

            CALCULATION OF MANAGEMENT INCENTIVE COMPENSATION POOL

A. For the 10 month period beginning [date] and ending [date] the amount of incentive compensation pool (Pool) available for distribution to members of the Plan shall be $[ ] (Base Bonus Amount). Base Bonus Amount shall be determined by the Compensation Committee in the subsequent fiscal years.

B. For year 1, one-half of the Pool is based on comparing actual Operating Cash Flow (in the ordinary course) for the fiscal year to the base case operating model. One-half of the Pool is based on comparing actual Free Cash Flow (in the ordinary course) for the fiscal year to the base case operating model.

C. For the 1992 fiscal year and all subsequent years (October 27, 1991 - October 25, 1992 period), the amount of incentive compensation available for distribution to the members of the Plan shall be determined according to the following schedule using the October 1992 year-end financial statements.

     1) One-half of at the pool is based on Operating Cash Flow level (in the ordinary course).

                - One-half of the Operating Cash Flow portion of the pool is based on comparing current year actual Operating Cash
                     Flow to the base case Model Operating Cash Flow for the corresponding fiscal year.

                - One-half of the Operating Cash Flow portion of the pool is based on comparing current year actual Operating Cash Flow to the management generated forecast for Operating Cash Flow for the fiscal year.

2) One-half of the pool is based on Free Cash Flow level (in the ordinary course).

         - One-half of the Free Cash Flow portion of the pool is based on comparing current year actual Free Cash Flow to the base case Model Free Cash Flow for the corresponding fiscal year.

         - One-half of the Free Cash Flow portion of the pool is based on comparing current year actual Free Cash Flow to the management generated forecast for Free Cash Flow for the fiscal year.

For categories B and C, the amount of MICP will be calculated as follows:

         a) If both actual operating and Free Cash Flow are less than 85% of the targeted level, the amount of MICP will be zero.

         b) If either actual operating or Free Cash Flow is equal to or greater than 85% of targeted level then Incentive Compensation will be calculated as follows:

                  The amount of MICP will be 50% of the Base Bonus Amount at 85% of target and rising evenly to 100%, if 100% of target is achieved.

         c) If actual operating and/or Free Cash Flow is greater than 100% of target, the amount of MICP will be the Base Bonus Amount plus 7.5% of the weighted average excess above the target level.

                       BONUS POOL GUIDELINE FOR [YEAR]
                       -------------------------------

The CEO will determine each participant's bonus percentage of base compensation in consultation with the Compensation Committee.

        Tier #1              [  ]%                   1/4 personal 3/4 company
        Tier #2              [  ]%                   1/3 personal 2/3 company
        Tier #3              [  ]%                   1/2 personal 1/2 company

EXAMPLE:
--------

         Achieve both Free Cash Flow and Operating Cash Flow at 105% for Tier
         #l.

         1991 annual salary x 100% x 36% = individual bonus eligibility amount.

         a)     Bonus eligibility x .75 = company portion
         b)     Bonus eligibility x .25 x % goal attainment = personal portion
         c) The sum of individual bonus amount divided by the amount of the incentive compensation pool x total excess bonus amount = individual share of excess
         d) Individuals total is equal to the summation of a + b + C. All other tiers would be calculated the same way using their respective percentages

The CFO shall include an estimated MICP as an administrative expense item in determining the Operating and Free Cash Flow for the year.

             DISTRIBUTION OF MANAGEMENT INCENTIVE COMPENSATION POOL
             ------------------------------------------------------

Distribution of the Earnings Pool shall be based on the individual bonus amount, multiplied by the number of months of employment divided by 12.

Distribution of the entire Incentive Compensation Pool shall be made as soon as is practicable after the results for the fiscal year have been certified by the Board. It is anticipated that this will be completed by December 31 each year.

In the event of the death of a participant during the period of the Plan, all amounts due from the Incentive Pool shall be paid to his or her estate.

                               SPECIAL PROVISIONS
                               ------------------

At the request of the CEO and CFO, the Compensation Committee has the right to adjust Operating and Free Cash Flow for those major circumstances over which the personnel plan participants do not have control. It is not anticipated that the exercise of such authority will be frequent.

                               PAYMENT OF BONUSES
                               ------------------

The Compensation Committee must review and approve details of the payout prior to payment.